UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1

(File No. 333-282163)

TO

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LITHIUM ARGENTINA AG

(Exact name of registrant as specified in its charter)

Switzerland	Not Applicable
(Province or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Dammstrasse 19

6300 Zug

Switzerland
(Address of principal executive offices)

900 West Hastings Street, Suite 300,
Vancouver, British Columbia,
Canada V6C 1E5
(North American Mailing Address)

Lithium Argentina AG Second Amended and Restated Equity Incentive Plan (as amended by the
Board on January 23, 2025)
(Full title of plan)

C T Corporation System

28 Liberty St.

New York, New York 10005

(Name and address of agent for service)

(212) 894-8940
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company" in Rule 12b-2 of the Exchange Act:

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer ☐	Smaller Reporting Company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(b) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the "Securities Act"), by Lithium Argentina AG, a Swiss share corporation (the "Registrant" or "Lithium Argentina"), as the successor issuer to Lithium America (Argentina) Corp. ("LAAC").

On January 23, 2025, Lithium Argentina completed a plan of arrangement under the laws of the province of British Columbia (the "Arrangement") involving LAAC's continuation from the province of British Columbia into Zug, Canton of Zug, Switzerland as a Swiss share corporation (Aktiengesellschaft) under the name "Lithium Argentina AG" and concurrent discontinuance of LAAC from the jurisdiction of the Business Corporations Act (British Columbia), as amended (the "BCBCA"), resulting in the shareholders of LAAC becoming the holders of all the issued and outstanding common registered shares of Lithium Argentina (the "Continuation").

The Registrant assumes registration statement on Form S-8 (File No 333-227816), as filed with the Securities and Exchange Commission (the "SEC") on September 17, 2024 (the "Prior Registration Statements"). Pursuant to the Prior Registration Statement, common shares of LAAC were registered for issuance under LAAC's Second Amended and Restated Equity Incentive Plan (as amended by the Board on May 15 and December 3, 2023 and on May 10, 2024 (the "Prior Plan").

Upon the effectiveness of the Continuation, any award agreement previously evidencing outstanding stock options, restricted share units, performance share units and deferred share units granted under the Prior Plan (collectively, the "Incentive Securities") prior to the Continuation will thereafter continue to evidence and be deemed to evidence the same Incentive Securities and no new award agreements evidencing the Incentive Securities shall be required to be issued and they shall continue to be governed by the Prior Plan.

In accordance with Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43, this Post-Effective Amendment No. 1 is hereby filed to cover the issuance of the Lithium Argentina common registered shares underlying the Incentive Securities pursuant to the Lithium Argentina AG Second Amended and Restated Equity Incentive Plan (as amended by the Board on January 23, 2025). The registration fees were paid at the time of filing of the Prior Registration Statement. Because no additional securities are being registered, no further registration fee is required.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents which have been and will in the future be filed by the Registrant with the SEC are incorporated into this Registration Statement by reference:

(a) Our Annual Report on Form 40-F as filed with the SEC on March 21, 2024;

(b) Our Current Reports on Form 6-K furnished to the SEC on  March 14, 2024 and March 20, 2024. In addition, Exhibit 99.2 of our Current Report on Form 6-K furnished to the SEC on February 26, 2024, Exhibits 99.1 and 99.2 of our Current Report on Form 6-K furnished to the SEC on May 14, 2024, Exhibit 99.3 of our Current Report on Form 6-K furnished to the SEC on May 14, 2024,  Exhibits 99.1 and 99.2 of our Current Report on Form 6-K furnished to the SEC on August 14, 2024, Exhibit 99.2 of our Current Report on Form 6-K furnished to the SEC on September 16, 2024, Exhibits 99.1, 99.2 and 99.6 of our Current Report on Form 6-K furnished to the SEC on November 6, 2024, and Exhibits  99.2, 99.7 and 99.8 of our Current Report on Form 6-K to the SEC on December 11, 2024;

(c) All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 2023.

(d) The description of the Common Shares contained in our Form 8-K12B, as filed with the SEC on January 24, 2025.

In addition, all reports and documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, and any Form 6-K furnished by us during such period or portions thereof that are identified in such Form 6-K as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

This area of law is not expressly codified under the Swiss Code of Obligations. Through the application of general legal principles and corporate law concepts, the Registrant believes it may indemnify any of its directors or officers against losses and expenses, including attorney's fees, judgments and settlement amounts actually and reasonably incurred in a legal proceeding or investigative action by reason of having been the representative of, or serving at the request of, the corporation, as long as (i) such individuals acted honestly and in good faith with a view to the best interests of the company, and (ii) have not committed an intentional or grossly negligent breach of their statutory duties as a member of the board of directors or management of the company, as applicable, which, under the Swiss Code of Obligations. This includes the director or officer performing his or her duties with all due diligence and safeguarding the interests of the company in good faith.

Subject to Swiss law and the above mentioned limitations, the Registrant's articles of association provides for indemnification of directors and existing or former members of the executive management of the Registrant's board of directors, member of executive management as well as his or her heirs, and legal personal representatives against all eligible penalties to which such person is or may be liable.
The Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

The Registrant has entered into indemnification agreements with each of the members of its board of directors and executive management members.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Number	Exhibit
4.1*	Lithium Americas (Argentina) Corp.'s Second Amended and Restated Equity Incentive Plan, as amended by the Board on May 15, 2023 and December 3, 2023 and on May 10, 2024 (the "2024 Plan")
4.2	Lithium Argentina AG's Second Amended and Restated Equity Incentive Plan (as amended by the Board on January 23, 2025) (the "Lithium Argentina Plan")
5.1*	Opinion of Cassels Brock & Blackwell LLP with respect to the 2024 Plan
5.2	Opinion of Pestalozzi Attorneys at Law Ltd. with respect to the Lithium Argentina Plan
23.1*	Consent of Cassels Brock & Blackwell LLP (Included in Exhibit 5.1)
23.2	Consent of Pestalozzi Attorneys at Law Ltd. (Included in Exhibit 5.2)
23.3	Consent of PricewaterhouseCoopers LLP
23.4*	Consent of Qualified Person (David Burga)
23.5	Consent of Qualified Person (Ernest Burga)
23.6*	Consent of Qualified Person (Daniel Weber)
23.7*	Consent of Qualified Person (Anthony Sanford)
23.8*	Consent of Qualified Person (Marek Dworzanowski)
23.9*	Consent of Qualified Person (Frederik Reidel)
23.10*	Consent of Qualified Person (Atacama Water Consultants)
23.11	Consent of McCarthy Tétrault LLP
23.12	Consent of Pestalozzi Attorneys at Law Ltd.
24.1	Power of Attorney (See Signature Pages)

* Previously filed

Item 9.  Undertakings.

(a)    The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 24th day of January, 2025.

LITHIUM ARGENTINA AG

/s/ Sam Pigott
Name:	Sam Pigott
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Sam Pigott, Alex Shulga and John Kanellitsas as his or her attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Sam Pigott	President, Chief Executive Officer, and Executive Director	January 24, 2025
Sam Pigott

/s/ Alex Shulga	VP and Chief Financial Officer	January 24, 2025
Alex Shulga

/s/ John Kanellitsas	Executive Chair	January 24, 2025
John Kanellitsas

/s/ George Ireland	Lead Independent Director	January 24, 2025
George Ireland

/s/ Diego Lopez Casanello	Director	January 24, 2025
Diego Lopez Casanello

/s/ Franco Mignacco	Director	January 24, 2025
Franco Mignacco

/s/ Robert Doyle	Director	January 24, 2025
Robert Doyle

/s/ Calum Morrison	Director	January 24, 2025
Calum Morrison

/s/ Monica Moretto	Director	January 24, 2025
Monica Moretto

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the authorized representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of the Registrant in the United States, on the 24th day of January, 2025.

By:	/s/ John Kanellitsas
Name: John Kanellitsas
Title: Executive Chair